PACIFIC LIFE FUNDS
Report Pursuant to Rule 10f-3
Quarter Ended 9/30/2009

Name of Manager:  Goldman Sachs Asset Management, L.P.
Name of Fund:     Pacific Life - Short Duration Bond


Eligibility (check one):
[]  Registered public offering
[]  Government security
[X]  Eligible Foreign Offering
[]  Eligible Rule 144A Offering
[]  Eligible Municipal Security

Check if the following conditions have been met (and discuss any exceptions):

[X] The securities were purchased (1)prior to the end of the first day on which any sales were made at a price that did not exceed the price paid by each other purchaser in the offering or any concurrent offering of the securities (excepting in an Eligible Foreign Offering, rights required by law to be granted to existing security holders) and (2) on or before the fourth day before termination, if a rights offering.

[X] The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchase any of the securities.

[X] The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time. If only one comparable security was reviewed for these purposes, we represent that we are not aware of any other comparable underwritings.

[X] Except for Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years (including the operations of predecessors).

[N/A] In the case of Eligible Municipal Securities, the issuer has been rated investment grade by at least one NRSRO, provided that, if the issue or entity supplying the funds from which the issue is to be paid has been in continuous operation for less than three years (including the operations of any predecessors) the securities must have been rated within the top three rating categories by an NRSRO.

[X] Percentage of offering purchased by the Fund and other funds advised by the same investment adviser (or its affiliates) or accounts with respect to which the same investment adviser (or its affiliates) has, and has exercised, investment discretion, did not exceed: (a) for Eligible Rule 144A offering, 25% of the total of (1) principal amount of offering of such class sold by underwriters to qualified institutional buyers plus (2) principal amount of class in any concurrent public offering; (b) other securities, 25% of principal amount of offering of class. Identify such other purchasers:

[X] The Fund did not purchase the securities being offered directly or indirectly from an Affiliated Underwriter, provided that a purchase from a syndicate manger shall not be deemed to be a purchase from an Affiliated Underwriter so long as (a) such Affiliated Underwriter did not benefit directly or indirectly from, the transaction, and, (b) in the case of Eligible Municipal Securities, the purchase was not designed as a group sale or otherwise allocated to the account of any Affiliated Underwriter.

Check below if written statements of issuer, syndicate manager, or underwriter or seller of securities were relied upon to determine (attach copy of written statement for each box checked):
[ ] the securities were sold in an Eligible Rule 144A Offering;
[ ] compliance with the first condition, above, regarding time and price.

Manager hereby certifies that the purchase of securities noted above under "Securities Purchased" complies with the Fund's Rule
10f-3 Procedures.

Date:    10/28/2009           Signed: /s/ James Clark
                              Name:  James Clark
                              Title: